Exhibit 11
                                       KVH INDUSTRIES INC.
                                COMPUTATION OF EARNINGS PER SHARE
                              (In thousands, except per share data)
                                           (Unaudited)

                                                               For the three
                                                                months ended
                                                                  March 31,
                                                                1996    1995
                                                               -----   -----

Net Earnings ...............................................     187     351

Shares:
  Weighted average number of common shares outstanding .....   1,616   1,616
  Additional shares assuming conversion of:
    Convertible preferred stock ............................   3,245   3,245
   Stock options and warrants ..............................     876     849
                                                               =====   =====
   Average common shares outstanding and equivalents .......   5,737   5,710
                                                               =====   =====
Net earnings per common share ..............................   $0.03   $0.06